UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2013

COVIDIEN PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
20 On Hatch, Lower Hatch Street
Dublin 2, Ireland
(Address of Principal Executive Offices, including Zip Code)
+353 (1) 438-1700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On May 23, 2013, the Board of Directors of Covidien plc (“Covidien”) approved the separation of the Pharmaceuticals business from the rest of Covidien. The separation will occur by means of the declaration of a dividend in specie of the Pharmaceuticals business, which the Board of Directors declared on May 23, 2013, to be effected by the transfer of the Pharmaceuticals business from Covidien to Mallinckrodt plc (“Mallinckrodt”) and the issuance by Mallinckrodt of ordinary shares directly to Covidien's shareholders (the “Distribution”). The Distribution is expected to occur after the close of the market on June 28, 2013 to Covidien's shareholders of record as of the close of business on June 19, 2013 (the “Record Date”). Each Covidien shareholder will receive one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held at the close of business on the Record Date. Shareholders will receive cash in lieu of fractional shares of Mallinckrodt. The Distribution is subject to the satisfaction or waiver of certain conditions.
Following the Distribution, Mallinckrodt will be an independent publicly traded company, and Covidien will not retain any equity interest in Mallinckrodt.
The press release announcing certain details of the Distribution is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

99.1	Press Release, dated May 24, 2013, entitled “Covidien Board of Directors Approves Separation of Pharmaceuticals Business and Declares Dividend of Mallinckrodt Ordinary Shares”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PUBLIC LIMITED COMPANY

By:	/s/ John W. Kapples
John W. Kapples
Vice President and Corporate Secretary
Date: May 24, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Name

99.1	Press Release, dated May 24, 2013, entitled “Covidien Board of Directors Approves Separation of Pharmaceuticals Business and Declares Dividend of Mallinckrodt Ordinary Shares”